Exhibit 99.2

OFFER TO PURCHASE AND CONSENT SOLICITATION STATEMENT

Loews Cineplex Entertainment Corporation

Offer to Purchase for Cash

Any and All of its Outstanding Principal Amount of

9.0% Senior Subordinated Notes Due 2014 (the “Notes”)

(CUSIP Number 540423 AD 2)

and

Solicitation of Consents for

Proposed Amendments to the Related Indenture

Loews Cineplex Entertainment Corporation, a Delaware corporation (the “Company”), hereby offers to purchase for cash any and all of the outstanding Notes from each holder thereof (each, a “Holder” and collectively, the “Holders”) upon the terms and subject to the conditions set forth in this Offer to Purchase and Consent Solicitation Statement (as it may be amended or supplemented from time to time, the “Statement”). The offer on the terms set forth in this Statement is referred to herein as the “Offer.”

In conjunction with the Offer, the Company hereby solicits (the “Solicitation”) consents (the “Consents”) of registered Holders of Notes to certain proposed amendments (the “Proposed Amendments”) to the indenture (the “Indenture”) dated as of July 30, 2004, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), pursuant to which an aggregate principal amount of $315.0 million of Notes was originally issued. Currently, $315.0 million in aggregate principal amount of Notes remains outstanding. Notwithstanding any other provision of the Offer and the Solicitation, the Company’s obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to the Offer, and the Company’s obligation to make Consent Payments for Consents validly delivered on or prior to the Consent Date pursuant to the Solicitation, is conditioned upon satisfaction or waiver of the Merger Condition, the Financing Condition, the Supplemental Indenture Condition, and the General Conditions (each as defined below). The Company, in its sole discretion, may waive any of the conditions of the Offer or the Solicitation in whole or in part, at any time or from time to time. See Item 8, “Conditions to the Offer and Solicitation.”

THE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 25, 2006, UNLESS EXTENDED BY THE COMPANY (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “EXPIRATION DATE”). THE OFFER MAY BE EXTENDED AT ANY TIME AND FROM TIME TO TIME, INCLUDING ON A DAILY BASIS. HOLDERS OF NOTES WHO DESIRE TO RECEIVE BOTH THE CONSENT PAYMENT (AS DEFINED BELOW) AND THE TENDER OFFER CONSIDERATION (AS DEFINED BELOW) WITH RESPECT TO THE NOTES MUST BOTH VALIDLY CONSENT TO THE PROPOSED AMENDMENTS AND TENDER THEIR NOTES PURSUANT TO THE OFFER ON OR PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON JANUARY 6, 2006, UNLESS EXTENDED BY THE COMPANY (SUCH TIME AND DATE, AS THE SAME MAY BE EXTENDED, THE “CONSENT DATE”). TENDERED NOTES MAY BE WITHDRAWN AND CONSENTS MAY BE REVOKED AT ANY TIME ON OR PRIOR TO THE CONSENT DATE BUT NOT THEREAFTER. HOLDERS WHO TENDER THEIR NOTES AND DELIVER THEIR CONSENTS AFTER THE CONSENT DATE WILL RECEIVE ONLY THE TENDER OFFER CONSIDERATION AND MAY NOT WITHDRAW THEIR NOTES OR REVOKE THEIR CONSENTS. HOLDERS WHO DESIRE TO TENDER THEIR NOTES MUST CONSENT TO THE PROPOSED AMENDMENTS AND HOLDERS MAY NOT DELIVER CONSENTS WITHOUT TENDERING THE RELATED NOTES.

Title of Security	Principal Amount Outstanding	CUSIP Number	Tender Offer Consideration*	Consent Payment*	Total Consideration
9.0% Senior Subordinated Notes Due 2014	$315,000,000	540423 AD 2	$1,000	$12.50	$1,012.50

*	For each $1,000 principal amount of Notes, excluding accrued and unpaid interest which will be paid in addition to the Tender Offer Consideration or Total Consideration, as applicable

The Dealer Managers for the Offer and the Solicitation Agents for the Solicitation are:

Credit Suisse First Boston	Citigroup	JPMorgan

December 21, 2005

On June 20, 2005, Marquee Holdings Inc. (“Holdings”) and LCE Holdings, Inc. (“LCE Holdings”), the respective holding companies of AMC Entertainment Inc. (“AMCE”) and the Company, entered into a definitive merger agreement (the “Merger Agreement”) that would result in the combination of their businesses, the merger of LCE Holdings and Holdings, with Holdings continuing as the holding company of the merged businesses, and the merger of the Company and AMCE, with AMCE (after the merger, the “Combined Company”) continuing as the surviving corporation after the merger (collectively, the “Merger”). The Merger Agreement provides for the current stockholders of LCE Holdings to receive approximately 40% of the outstanding common stock of Holdings in exchange for their shares of LCE Holdings. The parties intend to close the Merger on or about the Acceptance Date. The consummation of the Merger would constitute a Change of Control as such term is defined in the Indenture. However, if the requisite Consents are delivered and the Proposed Amendments become effective, the Combined Company will not have an obligation to make an offer to purchase the Notes in accordance with Section 4.09 of the Indenture. Consummation of this Offer is not a condition to the Merger.

The Offer and the Solicitation are being conducted in connection with a proposed private placement of new senior subordinated debt by the Combined Company. This Offer and Solicitation does not constitute an offer for that new senior subordinated debt. The primary purpose of the Offer is to acquire all of the Company’s Notes so that the Combined Company may achieve financing terms that are similar to those of its other outstanding debt agreements. The primary purpose of the Solicitation and the Proposed Amendments is to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the Indenture in order to prevent the terms of the Indenture with respect to any non-tendered Notes from restricting the future financial and operating flexibility of the Combined Company. See Item 1, “Background and Purpose of the Offer and the Solicitation.”

This Statement contains or incorporates by reference important information that should be read before any decision is made with respect to the Offer and the Solicitation.

The consideration for each $1,000 principal amount of Notes validly tendered and accepted for payment under the Offer shall be $1,012.50 per $1,000 principal amount of Notes (the “Total Consideration”), minus $12.50 per $1,000 principal amount of Notes (the “Consent Payment”), payable promptly after the date that the Notes are accepted for payment under the Offer (the “Acceptance Date”). The Total Consideration minus the Consent Payment, is referred to as the “Tender Offer Consideration.” In addition, Holders who validly tender and do not validly withdraw their Notes in the Offer will also be paid accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the Payment Date. The Company may, if it deems appropriate, extend the Consent Date of the Notes for any reason. After the Consent Date, any Notes tendered may not be withdrawn and any Consents given may not be revoked. See Item 7, “Withdrawal of Tenders and Revocation of Consents.”

Subject to the terms and conditions set out in this Statement, the Company hereby offers to pay the Total Consideration plus accrued and unpaid interest to Holders who validly tender, and do not validly withdraw, their Notes and validly deliver, and do not validly revoke, their Consents prior to the Consent Date. If the Notes are accepted for purchase pursuant to the Offer, Holders of Notes who validly tender their Notes after the Consent Date will receive only the Tender Offer Consideration, plus accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the Payment Date, and will not receive the Consent Payment. The payment of the Total Consideration or the Tender Offer Consideration shall be made promptly following the Expiration Date if and only if the applicable Holder’s Notes are accepted for payment under the terms of the Offer.

Adoption of the Proposed Amendments to the Indenture requires the Consents of the Holders of at least a majority of the then aggregate outstanding principal amount of Notes held by any person other than the Company and its affiliates (the “Requisite Consents”). The Proposed Amendments to the Indenture are being presented as one proposal. Consequently, the delivery of a Consent by a Holder of Notes will constitute a consent to all of the Proposed Amendments to the Indenture. Accordingly, a Consent purporting to consent to only some of the

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Proposed Amendments with respect to the Notes will not be valid and will instead be deemed to constitute a consent to all the Proposed Amendments in their entirety. The Company, the guarantors and the Trustee under the Indenture intend to execute a supplemental indenture (the “Supplemental Indenture”) to the Indenture providing for the Proposed Amendments on or promptly after the Consent Date. Although the Supplemental Indenture will be executed promptly after the Consent Date, the Proposed Amendments to the Indenture will not become operative unless and until the Notes issued under such Indenture are accepted for purchase by the Company pursuant to the Offer, which is expected to occur promptly following the acceptance of Notes for payment on the Acceptance Date.

If the Proposed Amendments to the Indenture are adopted and the Offer is consummated, the Notes that are not tendered, or that are not accepted for purchase pursuant to such Offer, will remain outstanding, but will be subject to the terms of the Indenture as modified by the Supplemental Indenture (as defined below) described under Item 4, “Proposed Amendments.” If the Requisite Consents to the Notes are received and a Holder of the Notes does not properly tender Notes pursuant to the Offer or such Notes are withdrawn and not properly retendered, the Proposed Amendments will be effective as to such Holder’s Notes that are not purchased pursuant to the Offer. Adoption of the Proposed Amendments to the Indenture may have adverse consequences for any Holder who does not validly tender Notes pursuant to the Offer. As a result of the adoption of the Proposed Amendments, holders of outstanding Notes will no longer be entitled to the benefit of substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions presently contained in the Indenture. In addition, the trading market for any Notes not properly tendered pursuant to the Offer is likely to be significantly more limited in the future if the Offer is consummated. See Item 3, “Certain Significant Considerations,” and Item 4, “Proposed Amendments.”

Holders who tender Notes pursuant to the Offer are obligated to consent to the Proposed Amendments to the Notes with respect to the entire principal amount of Notes tendered by such Holders. Holders may not deliver Consents in the Solicitation without tendering the related Notes in the Offer and may not revoke such Consents without withdrawing the previously tendered Notes to which such Consents relate. Holders who tender their Notes and deliver their Consents after the Consent Date will receive only the Tender Offer Consideration and may not withdraw their Notes or revoke their Consents. Holders who desire to tender their Notes must consent to the Proposed Amendments. Notes tendered and Consents delivered on or prior to the Consent Date may be withdrawn at any time on or prior to the Consent Date, but not thereafter.

Holders who validly tender Notes and deliver Consents pursuant to the Offer and Solicitation on or prior to the Consent Date may revoke such Consents and may withdraw Notes at any time on or prior to the Consent Date. For a revocation of a Consent to be valid, such revocation must comply with the procedures set forth in Item 7, “Withdrawal of Tenders and Revocation of Consents.” Any valid revocation of Consents will be deemed a withdrawal of the related Notes previously tendered pursuant to the Offer. If, prior to the Consent Date, the Solicitation is amended in a manner determined by the Company, in its sole discretion, to constitute a material adverse change to the Holders, the Company promptly will disclose such amendment and, if necessary, extend the Consent Date for a period deemed by the Company to be adequate to permit Holders to withdraw their Notes and revoke their Consents. If the consideration to be paid in the Offer with respect to the Notes is increased or decreased or the principal amount of Notes subject to the Offer is decreased, the Offer will remain open at least ten business days from the date the Company first gives notice to Holders, by public announcement or otherwise, of such increase or decrease. In addition, the Company may, if it deems appropriate, extend the Consent Date of the Notes for any other reason. After the Consent Date, any Notes tendered may not be withdrawn and any Consents given may not be revoked. See Item 7, “Withdrawal of Tenders and Revocation of Consents.”

Upon the terms and subject to the conditions of the Offer and the Solicitation (including, if the Offer or the Solicitation is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company will (i) purchase Notes validly tendered (and not validly withdrawn) on or prior to the Expiration Date pursuant to the Offer and (ii) pay for all Consents validly delivered (and not validly revoked)

on or prior to the Consent Date pursuant to the Solicitation, in each case, promptly following the acceptance of Notes for payment on the Acceptance Date.

Notwithstanding any other provision of the Offer and the Solicitation, the Company’s obligation to accept for purchase, and to pay for, Notes validly tendered pursuant to the Offer, and the Company’s obligation to make Consent Payments for Consents validly delivered on or prior to the Consent Date pursuant to the Solicitation, is conditioned upon satisfaction or waiver of the Merger Condition, the Financing Condition, the Supplemental Indenture Condition, and the General Conditions (each as defined below). The Company, in its sole discretion, may waive any of the conditions of the Offer or the Solicitation in whole or in part, at any time or from time to time. See Item 8, “Conditions to the Offer and Solicitation.”

In the event that the Offer and the Solicitation with respect to the Notes are withdrawn or otherwise not completed, the Tender Offer Consideration and the Consent Payment will not be paid or become payable to Holders of Notes who have validly tendered their Notes and delivered Consents in connection with the Offer and the Solicitation. In any such event, Notes previously tendered pursuant to the Offer will be promptly returned to the tendering Holder, and the Proposed Amendments to the Indenture will not become operative.

THIS STATEMENT HAS NOT BEEN FILED WITH OR REVIEWED BY ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY JURISDICTION, NOR HAS ANY SUCH COMMISSION OR AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THIS STATEMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.

NONE OF THE COMPANY, THE DEALER MANAGERS AND SOLICITATION AGENTS, THE INFORMATION AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER NOTES AND DELIVER CONSENTS IN RESPONSE TO THE OFFER AND SOLICITATION. EACH HOLDER MUST MAKE HIS, HER OR ITS OWN DECISION AS TO WHETHER TO TENDER NOTES AND DELIVER CONSENTS AND, IF SO, AS TO HOW MANY NOTES TO TENDER AND CONSENTS TO DELIVER.

IMPORTANT

To effect a tender of Notes and a delivery of Consents, participants of The Depository Trust Company (“DTC”) must electronically transmit tenders in the Offer (which will also constitute deliveries of Consents) to DTC through DTC’s Automated Tender Offer Program (“ATOP”), and follow the procedure for book-entry transfer set forth in Item 6, “Procedures for Tendering Notes and Delivering Consents—Book-Entry Delivery Procedures.” There is no letter of transmittal for this Offer or form of consent for this Solicitation. In addition, there are no guaranteed delivery procedures provided for by the Company in conjunction with the Offer under the terms of this Statement or any of the other Offer materials provided with this Statement. A beneficial owner who has Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact that broker, dealer, commercial bank, trust company or other nominee if that beneficial owner desires to tender Notes and deliver Consents for Notes so registered.

Tendering Holders will not be obligated to pay brokerage fees or commissions or the fees and expenses of the Dealer Managers and Solicitation Agents, D.F. King & Co., Inc., as information agent (the “Information Agent”) or U.S. Bank National Association, as depositary (the “Depositary”). See Item 10, “The Dealer Managers and Solicitation Agents, the Information Agent and the Depositary.” Questions and requests for assistance may be directed to the Information Agent or any Dealer Manager and Solicitation Agent at its respective address and telephone numbers set forth on the back cover of this Statement. Additional copies of this Statement and other related materials may be obtained from the Information Agent. Beneficial owners may also contact their brokers, dealers, commercial banks or trust companies through which they hold the Notes with questions and requests for assistance.

This Statement constitutes neither an offer to purchase nor a solicitation of consents in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such an offer or solicitation under applicable securities or “blue sky” laws. The delivery of this Statement shall not under any circumstances create any implication that the information contained or incorporated by reference herein is correct as of any time subsequent to the date hereof or thereof, or that there has been no change in the information set forth or incorporated by reference herein or in any attachments hereto or in the affairs of the Company or any of its subsidiaries or affiliates since the date hereof or thereof.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS STATEMENT AND, IF GIVEN OR MADE, THAT INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE DEALER MANAGERS AND SOLICITATION AGENTS OR THE DEPOSITARY.

WHERE YOU CAN FIND MORE INFORMATION

The Company and AMCE file reports and other information with the Securities and Exchange Commission (“SEC”). Such reports and other information can be read and copied at the SEC’s Public Reference Room at Headquarters Office, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC maintains an internet site at http://www.sec.gov that contains reports and information statements and other information regarding issuers that file electronically with the SEC, including the Company and AMCE.

CERTAIN INFORMATION INCORPORATED BY REFERENCE

The Company is “incorporating by reference” into this Statement specified information contained in documents that it and AMCE have filed with the SEC. The information incorporated by reference is considered to be part of this Statement. The Company incorporates into this Statement:

•	AMCE’s Annual Report on Form 10-K for the year ended March 31, 2005 that was filed on June 21, 2005, excluding the financial statements and other financial information included therein;

•	AMCE’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2005 filed on November 2, 2005;

•	AMCE’s Current Reports on Form 8-K that were filed on June 24, 2005, October 7, 2005 and December 21, 2005;

•	the Sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Management,” “Certain Relationships and Related Transactions” and the combined consolidated financial statements contained in Amendment No. 2 to the Company’s Registration Statement on Form S-4 that was filed on July 25, 2005;

•	the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 that was filed on October 31, 2005; and

•	the Company’s current Report on Form 8-K that was filed on December 21, 2005.

All documents and reports filed by the Company or AMCE with the SEC pursuant to Section 13(a), 13(c), 14 or 15 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”) after the date of this Statement and on or prior to the Expiration Date shall be deemed incorporated herein by reference and shall be deemed to be a part hereof from the date of filing of such documents and reports. Additionally, any current report on Form 8-K that the Company or AMCE subsequently furnishes to the SEC that is expressly identified as being incorporated by reference into this Statement shall be deemed to be incorporated by reference into this Statement. Any statement contained in this Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Statement to the extent that a statement contained herein or in any subsequently filed document or report that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Statement.

The Company will provide without charge to each person to whom this Statement is delivered, upon the written request of such person, a copy of any or all of the documents that are incorporated by reference herein, other than exhibits to such documents that are not specifically incorporated by reference herein. Requests should be directed to any Dealer Manager and Solicitation Agent or the Information Agent at its respective address set forth on the back cover page hereof. The information relating to the Company contained in this Statement does not purport to be complete and should be read together with the information contained in the incorporated documents.

CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference in, this Statement are forward-looking in nature. Such statements can be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “would,” “should,” “intend,” “plan,” or “anticipates” or the negative thereof or comparable terminology, or by discussions of strategy. You are cautioned that each of the Company’s and AMCE’s business and operations are subject to a variety of risks and uncertainties and, consequently, its actual results may materially differ from those projected by any forward-looking statements. Neither the Company nor AMCE makes any commitment to revise or update any forward-looking statements in order to reflect events or circumstances after the date any such statement is made.

SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere or incorporated by reference in this Statement. Capitalized terms have the meanings assigned to them elsewhere in this Statement.

The Company	Loews Cineplex Entertainment Corporation.

The Notes	The Offer and the Solicitation are being made with respect to all of the outstanding principal amount of the Company’s 9.0% Senior Subordinated Notes Due 2014 issued under the Indenture.

Purpose of the Offer and Solicitation

The primary purpose of the Offer is to acquire all of the Company’s outstanding Notes so that the Combined Company may achieve financing terms that are similar to those of its other outstanding debt agreements. The primary purpose of the Solicitation and the Proposed Amendments is to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the Indenture in order to prevent the terms of the Indenture with respect to any non-tendered Notes from restricting the future financial and operating flexibility of the Combined Company. See Item 1, “Background and Purpose of the Offer and the Solicitation.”

The Offer

Upon the terms and subject to the conditions described herein, the Company is offering to purchase for cash any and all of the outstanding Notes at the price per Note to be determined as set forth below. Each Holder who tenders Notes pursuant to the Offer will be deemed to have delivered a Consent to the Proposed Amendments with respect to the Notes.

The Solicitation

Upon the terms and subject to the conditions described herein, the Company is soliciting the Consents of Holders of Notes to the Proposed Amendments to the Indenture. Each Holder of Notes who Consents to the Proposed Amendments on or prior to the Consent Date shall be entitled to the Consent Payment described below. Holders may not deliver Consents with respect to Notes without tendering their Notes in the Offer. The Consent Payment will not be due and payable to those Holders who deliver Consents on or prior to the Consent Date until the Payment Date and then will be due and payable only if the Notes are accepted for purchase pursuant to the terms of the Offer.

Consent Payment	1.25% of the principal amount of Notes ($12.50 per $1,000 principal amount of Notes) tendered (and not withdrawn) on or prior to the Consent Date.

Consent Date	To receive the Consent Payment with respect to the Notes Holders must consent to the Proposed Amendments and tender their Notes by 5:00 p.m., New York City time, on January 6, 2006, unless extended.

Total Consideration for the Offer and the Solicitation	$1,012.50 per $1,000 principal amount of Notes.

Tender Offer Consideration	The Total Consideration less the Consent Payment for the Notes.

Accrued Interest

Holders who validly tender and do not validly withdraw their Notes in the Offer will also be paid accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the Payment Date if the Notes are accepted for purchase pursuant to the terms of the Offer.

Requisite Consents

The Consent of Holders of at least a majority in aggregate principal amount of the then outstanding Notes held by persons other than the Company and its affiliates. See Item 4, “Proposed Amendments.” The aggregate principal amount of the Notes outstanding as of the date of this Statement is $315,000,000, none of which were held by the Company.

Expiration Date	The Offer with respect to the Notes will expire at 5:00 p.m., New York City time, on January 25, 2006, unless extended.

Acceptance Date	The date on which the Notes are accepted for payment.

Payment Date	Promptly following the acceptance of Notes for payment on the Acceptance Date.

Conditions to the Offer and Solicitation	The Offer and the Solicitation are conditioned upon the satisfaction or waiver of the Merger Condition, the Financing Condition, the Supplemental Indenture Condition, and the General Conditions.

Source of Funds

The Tender Offer Consideration, the Consent Payments and the costs and expenses of the Tender Offer and the Solicitation are expected to be paid by the Combined Company with proceeds from its concurrent offering of new senior subordinated debt. This Offer and Solicitation does not constitute an offer of that senior subordinated debt. See Item 12, “Source and Amount of Funds.”

Procedures for Tendering Notes and Delivering Consents

See Item 6, “Procedures for Tendering Notes and Delivering Consents.” For further information, please call any Dealer Manager and Solicitation Agent at the telephone numbers set forth on the back cover of this Statement or consult your broker, dealer, commercial bank, trust company or other nominee for assistance.

Proposed Amendments

The Proposed Amendments will eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the Indenture. The Proposed Amendments will be contained in the Supplemental Indenture. Although the Supplemental Indenture will be executed on or promptly after the Consent Date, the Proposed Amendments will not become operative unless and until the Notes are accepted for purchase by the Company pursuant to the Offer, which is expected to occur promptly following the acceptance of Notes for payment on the Acceptance Date. See Item 4, “Proposed Amendments.”

Withdrawal Rights	Notes tendered pursuant to the Offer and Consents delivered pursuant to the Solicitation on or prior to the Consent Date may be withdrawn at any time on or prior to 5:00 p.m., New York City time, on the Consent Date, in accordance with the procedures described herein. Notes tendered and Consents delivered subsequent to 5:00 p.m., New York City time, on the Consent Date may not be withdrawn. A withdrawal of tendered Notes prior to the Consent Date shall be deemed a revocation of the related Consent. Valid revocation of Consents prior to the Consent Date will be deemed a withdrawal of the related Notes previously tendered pursuant to the Offer.

Acceptance for Payment and Payment for Notes; Acceptance of Consents

Upon the terms of the Offer and the Solicitation and upon satisfaction or waiver of the conditions thereto, the Company will accept for purchase Notes validly tendered (and not properly withdrawn) on or prior to the Expiration Date, pursuant to the Offer. Only Holders who validly tender Notes and deliver Consents on or prior to the Consent Date (and do not withdraw such tender and revoke such Consent on or prior to the Consent Date) will receive the Total Consideration, which includes the Consent Payment. Holders who validly tender their Notes and deliver Consents after the Consent Date but on or prior to the Expiration Date will receive the Tender Offer Consideration but will not receive the Consent Payment. Payment of the Total Consideration or the Tender Offer Consideration, as applicable, for Notes validly tendered and accepted for purchase, will be made by deposit of such amounts with the Depositary, who, in each case, will act as agent for the tendering and consenting Holders for the purpose of receiving payments from the Company and transmitting such payments to the tendering and consenting Holders. Such payments are expected to be made on the Payment Date, promptly following the acceptance of Notes for payment by the Company pursuant to the Offer.

Holders who tender only a portion of their Notes pursuant to the Offer will be credited with book-entry positions equal in principal amount to the unpurchased portion of the Notes surrendered.

Certain Tax Considerations	See Item 9, “Certain U.S. Federal Income Tax Consequences” for a discussion of certain U.S. federal income tax consequences of the Offer and the Solicitation.

Significant Considerations	See Item 3, “Certain Significant Considerations” for a discussion of certain factors that you should consider in evaluating the Offer and the Solicitation.

The Dealer Managers and the Solicitation Agents

Each of Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. has been retained as a Dealer Manager in connection with the Offer and Solicitation Agent in connection with the Solicitation. In such capacity, each Dealer Manager and Solicitation Agent may contact Holders regarding the Offer and the Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement and related materials to beneficial owners of Notes.

The Information Agent	D.F. King & Co., Inc.

The Depositary	U.S. Bank National Association.

THE COMPANY AND AMCE

The Company and AMCE are two of the world’s leading film exhibition companies, which are the primary distribution channel for new movie releases. Film exhibition companies generate revenues from box office ticket sales, concession sales to patrons and ancillary revenues from on-screen and off-screen advertising, online ticket sales, sponsorships and promotions. As of September 29, 2005, on a pro forma basis after giving effect to the Mergers and the related transactions and the Korea Transaction (as defined below), we would have owned, operated or would have interests in 425 theatres with a total of 5,684 screens, with 81% located in the United States and Canada and 19% located in attractive international markets.

THE OFFER AND SOLICITATION

This Statement, including the documents incorporated by reference herein, contains important information that you should read carefully before making any decision with respect to the Offer and the Solicitation.

1. Background and Purpose of the Offer and the Solicitation

On June 20, 2005, Marquee Holdings Inc. (“Holdings”) and LCE Holdings, Inc. (“LCE Holdings”), the respective holding companies of AMC Entertainment Inc. (“AMCE”) and the Company, entered into a definitive merger agreement (the “Merger Agreement”) that would result in the combination of their businesses, the merger of LCE Holdings and Holdings, with Holdings continuing as the holding company of the merged businesses, and the merger of the Company and AMCE, with AMCE (after the merger, the “Combined Company”) continuing as the surviving corporation after the merger (collectively, the “Merger”). The Merger Agreement provides for the current stockholders of LCE Holdings to receive approximately 40% of the outstanding common stock of Holdings in exchange for their shares of LCE Holdings. The parties intend to close the Merger on or about the Acceptance Date. The consummation of the Merger would constitute a Change of Control as such term is defined in the Indenture. However, if the requisite Consents are delivered and the Proposed Amendments become effective, the Combined Company will not have an obligation to make an offer to purchase the Notes in accordance with Section 4.09 of the Indenture. Consummation of this Offer is not a condition to the Merger.

In addition, Loews has entered into definitive agreements to sell its interest in Megabox Cineplex, Inc. (the “Korea Transaction”), Loews’ joint venture in South Korea, and expects the sale to close in late 2005 or early 2006.

The Offer and the Solicitation are being conducted in connection with a concurrent offering of new senior subordinated debt by the Combined Company. The primary purpose of the Offer is to acquire all outstanding Notes so that the Combined Company may achieve financing terms that are similar to those of its other outstanding debt agreements. The primary purpose of the Solicitation and the Proposed Amendments is to eliminate substantially all of the restrictive and reporting covenants, certain events of default and certain other provisions contained in the Indenture in order to prevent the terms of the Indenture with respect to any non-tendered Notes from restricting the future financial and operating flexibility of the Combined Company.

Following the consummation of the Offer and the Solicitation, if any Notes remain outstanding, the Combined Company may, from time to time, acquire Notes through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price paid pursuant to the Offer and may involve cash or other consideration.

2. Terms of the Offer and the Solicitation

Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Company is offering to purchase for cash any and all of the outstanding Notes at a price for each $1,000 principal amount of Notes tendered under the Offer equal to the Tender Offer Consideration (as defined below) for the Notes. In addition, upon the terms and subject to the conditions of the Solicitation (including if the Solicitation is extended or amended, the terms of any such extension or amendment), the Company is soliciting Consents to the Proposed Amendments to the Indenture. The Company is offering to pay to each Holder who validly consents to the Proposed Amendments on or prior to the Consent Date a Consent Payment in cash equal to 1.25% of the principal amount of Notes ($12.50 per $1,000 principal amount of Notes) as to which Consents are validly delivered.

The consideration for each $1,000 principal amount of Notes tendered and accepted for payment under the Offer shall be $1,012.50 per $1,000 principal amount of Notes (the “Total Consideration”), minus $12.50 per $1,000 principal amount of Notes, which is equal to the Consent Payment referred to above (the Total Consideration minus such Consent Payment, being referred to as the “Tender Offer Consideration”), payable promptly following the acceptance of Notes for payment under the Offer (the “Acceptance Date”). In addition, Holders who validly tender and do not validly withdraw their Notes in the Offer will also be paid accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the Payment Date.

If the Notes are accepted for payment under the Offer, Holders who validly tendered their Notes and delivered Consents under the Offer and the Solicitation on or prior to the Consent Date will receive the Total Consideration, which is equal to the Tender Offer Consideration plus the Consent Payment, plus accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the Payment Date, whereas Holders who validly tendered their Notes and delivered Consents after the Consent Date but on or prior to the Expiration Date will receive only the Tender Offer Consideration plus accrued and unpaid interest, if any, from the last interest payment date up to, but not including, the Payment Date. Payment of the Total Consideration (i.e., the Tender Offer Consideration plus the Consent Payment) or the Tender Offer Consideration, as applicable, for Notes validly tendered shall be made promptly following the acceptance of Notes for payment on the Acceptance Date.

Adoption of the Proposed Amendments to the Indenture requires the Requisite Consents. The Company, the guarantors and the Trustee under the Indenture intend to execute a Supplemental Indenture with respect to the Indenture on or promptly after the Consent Date, but the Proposed Amendments with respect to the Indenture will not become operative unless and until the Notes issued thereunder are accepted for purchase by the Company pursuant to the Offer. Holders may not deliver a Consent without tendering the Notes to which such Consent relates in the Offer, and may not revoke a Consent on or prior to the Consent Date without withdrawing the previously tendered Notes to which such Consent relates. Notes tendered and Consents delivered on or prior to the Consent Date may be withdrawn at any time on or prior to the Consent Date, but not thereafter. After the Consent Date, any Notes tendered may not be withdrawn and any Consents given may not be revoked.

All Notes validly tendered in accordance with the procedures set forth under Item 6, “Procedures for Tendering Notes and Delivering Consents,” and not withdrawn in accordance with the procedures set forth under Item 7, “Withdrawal of Tenders and Revocation of Consents,” on or prior to the Expiration Date will, upon the terms and subject to the conditions hereof, including satisfaction or waiver of the Merger Condition, the Financing Condition, the Supplemental Indenture Condition, and the General Conditions, be accepted for purchase by the Company, and payments will be made therefor on the Payment Date.

If the Requisite Consents are received and the Proposed Amendments have become operative with respect to the Notes, such Proposed Amendments will be binding on all non-tendering Holders of the Notes. Accordingly, consummation of the Offer and the adoption of the Proposed Amendments may have adverse consequences for Holders of the Notes who elect not to tender in the Offer. See Item 3, “Certain Significant Considerations.”

The Company’s obligation to accept, and pay for, Notes validly tendered pursuant to the Offer is conditioned upon satisfaction or waiver of the Merger Condition, the Financing Condition, the Supplemental Indenture Condition, and the General Conditions. Consent Payments to Holders of Notes who have validly consented to (and not revoked such Consents to) the Proposed Amendments on or prior to the Consent Date are conditioned upon, among other things, the Company’s acceptance of Notes for purchase pursuant to the Offer. Subject to applicable securities laws and the terms and conditions set forth in this Statement, the Company reserves the absolute right, in its sole discretion, on or prior to the Expiration Date with respect to the Notes, (i) to waive any and all conditions to the Offer or the Solicitation, (ii) to extend or terminate the Offer or the Solicitation or (iii) to otherwise amend the Offer or the Solicitation in any respect. See Item 8, “Conditions to the Offer and Solicitation.” The rights reserved by the Company in this paragraph are in addition to the Company’s rights to terminate the Offer described under Item 8, “Conditions to the Offer and Solicitation.”

If the Offer is terminated or withdrawn, or the Notes are not accepted for purchase by the Company pursuant to the Offer, the Supplemental Indenture for the Indenture pursuant to which such Notes were issued will not become operative, and no Tender Offer Consideration, Consent Payment or Total Consideration will be paid or payable with respect to the Offer or the Solicitation for the Notes. If any tendered Notes are not purchased pursuant to the Offer for any reason, such Notes will be credited to the account maintained at DTC from which such Notes were delivered, promptly following the Acceptance Date or termination of the Offer.

If the Company extends the Offer, or if, for any reason (whether before or after any Notes have been accepted for purchase), the acceptance for payment of, or the payment for, Notes is delayed or if the Company is unable to accept for payment or pay for Notes pursuant to the Offer, then, without prejudice to the Company’s rights under the Offer, the Depositary may retain tendered Notes on behalf of the Company, and such Notes may not be withdrawn except to the extent tendering Holders are entitled to withdrawal rights as described in Item 7, “Withdrawal of Tenders and Revocation of Consents.” However, the ability of the Company to delay the payment for Notes that the Company has accepted for purchase is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of a tender offer.

If the Company makes a material change in the terms of the Offer or the Solicitation or the information concerning the Offer or the Solicitation, the Company will disseminate additional offering materials and extend the Offer or, if applicable, the Solicitation, to the extent required by law. If the Offer or the Solicitation is amended on or prior to the Consent Date in a manner determined by the Company in its sole discretion to constitute a material adverse change to the Holders, the Company promptly will disclose such amendment and, if necessary, extend the Offer or the Solicitation for a period deemed by the Company to be adequate to permit Holders to tender or withdraw their Notes and deliver or revoke their Consents. If the consideration to be paid in the Offer with respect to the Notes is increased or decreased or the principal amount of Notes subject to the Offer is decreased, the Offer will remain open at least ten business days from the date the Company first gives notice to Holders, by public announcement or otherwise, of such increase or decrease. In addition, the Company may, if it deems appropriate, extend the Offer or the Solicitation for any other reason.

Any extension, amendment or termination will be followed promptly by public announcement thereof, the announcement in the case of an extension of the Offer or the Solicitation to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date or the Consent Payment Deadline, as the case may be. Without limiting the manner in which any public announcement may be made, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to DTC and the Dow Jones News Service or a similar organization.

3. Certain Significant Considerations

You should consider carefully the following considerations, in addition to the other information described elsewhere in this Statement, before deciding whether to participate in the Offer and the Solicitation.

Effect of the Proposed Amendments. If the Offer is consummated and the Proposed Amendments become operative, Holders of Notes that are not purchased pursuant to the Offer will lose the benefit of substantially all of the restrictive covenants, certain events of default and certain other provisions currently contained in the

Indenture. The Proposed Amendments would delete, among others, covenants restricting the Company’s ability to incur indebtedness, pay dividends or make other restricted payments, make payments or other distributions to affiliates and take other actions that are now restricted under the Indenture. The Proposed Amendments would also eliminate provisions requiring the Company to offer to purchase the Notes upon the occurrence of a “Change of Control,” as defined in the Indenture, along with certain events of default contained in the Indenture. The elimination of the foregoing provisions would permit the Company to take actions that could increase the credit risks faced by the Holders of any remaining Notes, adversely affect the market price and credit rating of such Notes or otherwise be adverse to the interests of the Holders of the remaining Notes.

The Proposed Amendments will not relieve the Company (or, after the completion of the Merger, the Combined Company) from its obligation to make scheduled payments of principal and accrued interest on the remaining Notes in accordance with the terms of the Indenture and the Notes as currently in effect. See Item 4, “Proposed Amendments.” While the Company is (and, after completion of the Merger, the Combined Company will be) subject to restrictive covenants contained in other agreements, Holders who do not tender their Notes will not be able to enforce those covenants and such covenants will be subject to change without the consent of such Holders.

Adverse Effects on Trading Market for the Notes. There currently is a limited trading market for the Notes. Quotations for securities that are not widely traded, such as the Notes, may differ from actual trading prices and should be viewed as approximations. To the extent that Notes are tendered and accepted for purchase in the Offer, the trading market for the remaining Notes may be reduced substantially, with possible adverse effects on the liquidity of the Notes. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than would a comparable debt security with a greater float. Therefore, the market price for the Notes that remain outstanding may be adversely affected to the extent the Offer reduces the float. The reduced float may also tend to make the market price for the Notes more volatile. Moreover, there can be no assurance that any trading market will exist for the Notes following consummation of the Offer. The extent of the market for the Notes following consummation of the Offer will depend upon, among other things, the principal amount of the Notes that remain outstanding after the Offer, the number of Holders remaining at such time and the interest in maintaining a market in the Notes on the part of securities firms.

Subsequent Repurchases of Notes; Redemption. From time to time after the Expiration Date or termination of the Offer, the Company may acquire Notes that remain outstanding through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon terms and at prices as it may determine, which may be more or less than the price to be paid for the Notes pursuant to the Offer, or the Company may decide to defease or redeem the Notes in accordance with the Indenture. In addition, the Company has the right to redeem the Notes at the prices and on the terms set forth in the Indenture. There can be no assurance whether the Company will pursue any of these options.

The Notes are expected to be subordinated to existing senior debt of the Combined Company and pari passu with existing subordinated debt of the Combined Company. The Notes are subordinated to Senior Debt, as defined in the Indenture. As of September 30, 2005, the Company had debt outstanding under its existing senior secured credit facility of approximately $621 million. In connection with the Merger, the Combined Company expects to enter into a senior secured credit facility, which is expected to consist of a senior secured term loan facility in an aggregate principal amount of $650 million and a $200 million senior secured revolving credit facility. The new facility will also be Senior Debt, to which the Notes will be subordinate. In addition, the Notes will be subordinate to the Combined Company’s existing 8 5/8% Senior Fixed Rate Notes due 2012 and Senior Floating Rate Notes due 2010. In addition, any Notes that are not tendered pursuant to this Offer will be pari passu with the new $325,000,000 senior subordinated debt expected to be issued by the Combined Company and with the Combined Company’s existing 9 1/2% Senior Subordinated Notes due 2011, 9 7/8% Senior Subordinated Notes due 2012 and 8% Senior Subordinated Notes due 2014. Furthermore, the subsidiaries of AMCE that are guarantors under AMCE’s existing notes will not guarantee any Notes remaining outstanding after the consummation of the Offer. See Section 8, “Conditions to the Offer and Solicitation.”

Tax Matters. See Item 9, “Certain U.S. Federal Income Tax Consequences” for a discussion of certain U.S. federal income tax consequences of the Offer and the Solicitation.

4. Proposed Amendments

If you tender any Notes you will, by the act of tendering, be consenting to the following Proposed Amendments to the Indenture pursuant to which the Notes were issued.

Deletion of Covenants in Article 4 of the Indenture. The Proposed Amendments would eliminate the following restrictive covenants in the Indenture, and would make certain other changes in the Indenture of a technical or conforming nature, including the deletion of certain definitions and the elimination of certain cross-references:

Section Reference	Description of Provision
Section 4.04	Payment of Taxes and Other Claims
Section 4.05	Maintenance of Properties and Insurance
Section 4.06	Compliance Certificate; Notice of Default
Section 4.09	Change of Control
Section 4.10	Incurrence of Indebtedness and Issuance of Preferred Stock
Section 4.11	Restricted Payments
Section 4.12	Liens
Section 4.13	Asset Sales
Section 4.14	Transactions with Affiliates
Section 4.15	Dividend and Other Payment Restrictions Affecting Subsidiaries
Section 4.16	Additional Guarantees
Section 4.17	Reports to Holders
Section 4.18	Limitation on Layering
Section 4.19	Business Activities
Section 4.20	Payments for Consents

Amendment to Sections 5.01 and 11.05 of the Indenture. (Merger, Consolidation, or Sale of Assets; Release of a Guarantor). The Proposed Amendments would modify Sections 5.01 and 11.05(b) of the Indenture to remove all conditions other than the requirement that the Person formed by or surviving any applicable consolidation or merger of the Company or a guarantor or the Person to which the applicable transfer, lease or conveyance of assets of the Company or a guarantor shall have been made assumes all the obligations of the Company or the subsidiary guarantor, as applicable, under the Indenture and the Notes pursuant to a supplemental indenture.

Amendment to Section 6.01 of the Indenture. (Events of Default). The Proposed Amendments would eliminate all the provisions of Section 6.01 of the Indenture as they apply to the covenants referred to above and the provisions of clauses (3), (4), (5), (6) and (7) of Section 6.01. The only Events of Default that will remain relate to payment defaults (clauses (1) and (2) of Section 6.01).

Amendment to Article 8 of the Indenture. (Legal Defeasance and Covenant Defeasance). The Proposed Amendments would eliminate certain conditions to the legal defeasance and covenant defeasance provisions of Article 8. The only conditions that would remain would be the delivery of an opinion regarding tax matters, deposit of funds with the Trustee, that there be no event of default under the Indenture, that there be no default under material agreements and the delivery of an opinion of counsel and officers’ certificate as to conditions precedent.

The Proposed Amendments would also make certain other changes in the Indenture of a technical or conforming nature, including the deletion of certain definitions and the elimination of certain cross-references.

The Proposed Amendments constitute a single proposal and a consenting Holder must consent to such Proposed Amendments as an entirety and may not consent selectively with respect to certain of such Proposed Amendments.

If the Proposed Amendments are adopted and the Offer is consummated, Notes issued pursuant to the Indenture that are not tendered, or that are not accepted for purchase pursuant to the Offer, will remain outstanding, but will be subject to the terms of the Indenture as modified by the Supplemental Indenture. If the Proposed Amendments become operative, the restrictive covenants of the Indenture will be substantially less restrictive and will afford less protection to Holders than those covenants currently set forth in the Indenture.

Pursuant to the terms of the Indenture, the Proposed Amendments to the Indenture require the written consent of the Holders of at least a majority in aggregate principal amount of the then outstanding Notes issued pursuant to the Indenture, excluding for such purposes any Notes owned by the Company or any of its affiliates. As of the date of this Statement, the aggregate outstanding principal amount of Notes was $315.0 million, none of which were held by the Company or any of its affiliates.

The valid tender by a Holder of Notes pursuant to the Offer will be deemed to constitute the giving of a Consent by such Holder to the Proposed Amendments. The Company will not accept Consents from Holders who are not tendering their Notes pursuant to the Offer.

5. Acceptance for Payment and Payment for Notes; Acceptance of Consents

Upon the terms and subject to the conditions of the Offer and the Solicitation (including, if the Offer or the Solicitation is extended or amended, the terms and conditions of any such extension or amendment) and applicable law, the Company will purchase, by accepting for payment, and will pay for, all Notes validly tendered (and not withdrawn) pursuant to the Offer on or prior to the Expiration Date and for all Consents validly delivered (and not revoked) pursuant to the Solicitation on or prior to the Consent Date. Such payment will be made by the deposit with the Depositary of the Tender Offer Consideration and the Consent Payment, if applicable, in immediately available funds by the Company promptly following the acceptance of Notes for payment on the Acceptance Date so that the payment of the Tender Offer Consideration or the Total Consideration, as applicable, may be made to tendering Holders on such Payment Date. The Depositary will act as agent for tendering Holders for the purpose of receiving payment from the Company and transmitting such payment to tendering Holders. Under no circumstances will interest on the Tender Offer Consideration or the Total Consideration, as applicable, be paid by the Company by reason of any delay on behalf of the Depositary. In making such payment, the Company expressly reserves the right, in its sole discretion and subject to Rule 14e-1(c) under the Exchange Act, to delay acceptance for payment of or payment for the Notes, in order to comply, in whole or in part, with any applicable law. See Item 8, “Conditions to the Offer and Solicitation.”

In all cases, payment by the Depositary to Holders of the Tender Offer Consideration for Notes accepted for purchase pursuant to the Offer or the Consent Payment for Consents validly delivered on or prior to the Consent Date will be made only after timely receipt by the Depositary of (i) timely confirmation of a book-entry transfer of such Notes into the Depositary’s account at DTC pursuant to the procedures set forth under Item 6, “Procedures for Tendering Notes and Delivering Consents,” and (ii) a properly transmitted Agent’s Message (as defined below).

For purposes of the Offer, validly tendered Notes (or defectively tendered Notes for which the Company has waived such defect) will be deemed to have been accepted for purchase by the Company if, as and when the

Company gives oral or written notice thereof to the Depositary. For purposes of Solicitation, Consents delivered to the Depositary will be deemed to have been accepted by the Company if, as and when the Company, the guarantors and the Trustee execute the Supplemental Indenture to the Indenture, but the Consent Payment will not be payable unless and until the Company has accepted the related Notes for purchase pursuant to the Offer.

If any tendered Notes are not purchased pursuant to the Offer for any reason, such Notes will be credited to the account maintained at DTC from which such Notes were delivered, promptly following the Acceptance Date or termination of the Offer.

The Company reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase any Notes tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Company of its obligations under the Offer or prejudice the rights of tendering Holders to receive the Tender Offer Consideration or the Total Consideration, as applicable, pursuant to the Offer and the Solicitation.

It is a condition precedent to the Company’s obligation to purchase Notes pursuant to the Offer that, among other conditions, the Merger Condition, the Financing Condition, the Supplemental Indenture Condition, and the General Conditions shall have been satisfied or waived. See Item 8, “Conditions to the Offer and Solicitation.”

6. Procedures for Tendering Notes and Delivering Consents

Holders will not be entitled to receive the Total Consideration with respect to the Notes and accrued and unpaid interest up to, but not including, the Payment Date, unless they BOTH tender their Notes pursuant to the Offer AND deliver Consents to the Proposed Amendments on or prior to 5:00 p.m., New York City time, on the Consent Date. The tender of Notes pursuant to the Offer and in accordance with the procedures described below will constitute (i) a tender of the Notes, and (ii) the delivery of a Consent by such Holder with respect to such Notes. The Company will not accept Consents to the Proposed Amendments from Holders who are not tendering their Notes pursuant to the Offer, and will not accept tenders of Notes from Holders who do not deliver their Consents pursuant to the Solicitation. Holders who tender after the Consent Date will receive only the Tender Offer Consideration and accrued and unpaid interest on their Notes up to, but not including, the Payment Date.

The delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP is at the risk of the person tendering Notes and delivering the Consent and delivery will be deemed made only when actually received by the Depositary.

Tender of Notes and Delivery of Consents. The tender by a Holder of Notes and delivery of Consents (and subsequent acceptance of such tender by the Company) pursuant to the procedures set forth below will constitute a binding agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein.

Tender of Notes Held Through a Custodian. Any beneficial owner whose Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Notes and deliver Consents should contact the registered Holder promptly and instruct such Holder to tender Notes and deliver Consents on such beneficial owner’s behalf. Any beneficial owner of Notes held through DTC or its nominee, through authority granted by DTC, may direct the DTC participant through which that beneficial owner’s Notes are held in DTC to tender on that beneficial owner’s behalf.

Tender of Notes Held Through DTC. To effectively tender Notes (and deliver the related Consents) that are held through DTC, DTC participants should electronically transmit their acceptance through ATOP (and thereby tender Notes), for which the transaction will be eligible. Upon receipt of such Holder’s acceptance through ATOP, DTC will edit and verify the acceptance and send an Agent’s Message to the Depositary for its acceptance. Delivery of tendered Notes must be made to the Depositary pursuant to the book-entry delivery procedures set forth below. The delivery through DTC and any acceptance of an Agent’s Message transmitted through ATOP is at the risk of the person tendering the Notes and delivering the Consents and delivery will be deemed made only when actually received by the Depositary.

Except as provided below, unless the Notes being tendered are deposited with the Depositary on or prior to the Consent Date or on or prior to the Expiration Date, as the case may be (accompanied by a properly transmitted Agent’s Message), the Company may, at its option, treat such tender as defective for purposes of the right to receive the Total Consideration or the Tender Offer Consideration, as applicable. Payment for the Notes will be made only against deposit of the tendered Notes and delivery of any other required documents.

Book-Entry Delivery Procedures. The Depositary will establish accounts with respect to the Notes at DTC for purposes of the Offer within two business days after the date of this Statement, and any financial institution that is a participant in DTC may make book-entry delivery of the Notes by causing DTC to transfer such Notes into the Depositary’s account in accordance with DTC’s ATOP. However, although delivery of Notes may be effected through book-entry transfer into the Depositary’s account at DTC or an Agent’s Message (as defined below) in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the back cover of this Statement on or prior to the Consent Date or the Expiration Date, as the case may be, in connection with the tender of such Notes. Delivery of documents to DTC does not constitute delivery to the Depositary. The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participants in DTC described in that Agent’s Message, stating the aggregate principal amount of Notes that have been tendered by those participants under the Offer and for which Consents have thereby been delivered and that those participants have received this Statement and agree to be bound by the terms of this Statement and the Company may enforce that agreement against those participants.

Any holder of Notes who holds such Notes through Clearstream Banking, Societe anonyme (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), must also comply with the applicable procedures of Clearstream or Euroclear, as applicable, in connection with a tender of Notes and a delivery of Consents. Both Clearstream and Euroclear are indirect participants in the DTC system.

Backup Withholding. See Item 9, “Certain U.S. Federal Income Tax Consequences.”

Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tendered Notes or delivery of Consents pursuant to any of the procedures described above will be determined by the Company in the Company’s sole discretion (whose determination shall be final and binding). The Company expressly reserves the absolute right, in its sole discretion, subject to applicable law, to reject any or all tenders of any Notes or delivery of Consents determined by it not to be in proper form or, in the case of Notes, if the acceptance for payment of, or payment for, such Notes may, in the opinion of the Company’s counsel, be unlawful. The Company also reserves the absolute right, in its sole discretion, subject to applicable law, to waive or amend any conditions of the Offer and the Solicitation or to waive any defect or irregularity in any tender of Notes or delivery of Consents by any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. The Company’s interpretation of the terms and conditions of the Offer and the Solicitation will be final and binding. None of the Company, the Depositary, the Dealer Managers and Solicitation Agents, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification. If the Company waives its right to reject a defective tender of Notes, the Holder will be entitled to the Tender Offer Consideration and, if applicable, the Consent Payment.

No Letter of Transmittal. There is no letter of transmittal for this Offer or form of consent for this Solicitation. As noted, a tender of Notes constitutes the delivery of the related Consents to the Proposed Amendments.

No Guaranteed Delivery. There are no guaranteed delivery procedures provided for by the Company in conjunction with the Offer under the terms of this Statement or any of the other Offer materials provided with this Statement. Holders must timely tender their Notes in accordance with the instructions under this Item 6.

7. Withdrawal of Tenders and Revocation of Consents

Notes tendered on or prior to the Consent Date may be withdrawn at any time on or prior to the Consent Date, but not thereafter. Consents may be revoked at any time on or prior to the Consent Date, but not thereafter. Notes tendered subsequent to the Consent Date and on or prior to the Expiration Date may not be withdrawn. A valid withdrawal of tendered Notes effected on or prior to the Consent Date will constitute the concurrent valid revocation of such Holder’s related Consent. In the event of a termination of the Offer and Solicitation with respect to the Notes, such Notes will be credited to the account maintained at DTC from which such Notes were delivered and the Proposed Amendments contained in the Supplemental Indenture will not become operative. If the Solicitation is amended on or prior to the Consent Date in a manner determined by the Company, in its sole discretion, to constitute a material adverse change to the Holders, the Company promptly will disclose such amendment and, if necessary, extend the Consent Date for a period deemed by the Company to be adequate to permit Holders of the Notes to tender or withdraw their Notes and deliver or revoke their Consents. In addition, the Company may, if it deems appropriate, extend the Consent Date for any other reason. If the Company makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Company will disseminate additional Offer materials and extend the Offer to the extent required by law. If the consideration to be paid in the Offer is increased or decreased or the principal amount of Notes subject to the Offer is decreased, the Offer will remain open at least 10 business days from the date the Company first gives notice to Holders, by public announcement or otherwise, of such increase or decrease. In addition, the Company may, if it deems appropriate, extend the Offer or the Solicitation for any other reason.

For a withdrawal of Notes tendered on or prior to the Consent Date and the revocation of Consents to be effective, a properly transmitted “Request Message” through ATOP must be delivered on or prior to the Consent Date.

If Notes have been delivered under the procedures for book-entry transfer, any notice of withdrawal must specify the name and number of the account of the appropriate book-entry transfer facility’s to be credited with the withdrawn Notes and must otherwise comply with that book-entry transfer facility’s procedures. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer and will constitute the concurrent valid revocation of that Holder’s Consent.

Any valid revocation of a Consent will be deemed a withdrawal of the related Notes previously tendered pursuant to the Offer. Any permitted withdrawal of Notes and revocation of Consents may not be rescinded, and any Notes properly withdrawn will thereafter be deemed not validly tendered and any Consents revoked will be deemed not validly delivered for purposes of the Offer and the Solicitation; provided, however, that validly withdrawn Notes may be re-tendered and revoked Consents may be re-delivered by again following one of the appropriate procedures described herein at any time on or prior to the Expiration Date.

If the Company extends the Offer or is delayed in its acceptance for purchase of Notes or is unable to purchase Notes pursuant to the Offer for any reason, then, without prejudice to the Company’s rights hereunder, tendered Notes may be retained by the Depositary on behalf of the Company and may not be withdrawn (subject to Rule 14e-l(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the investor promptly after the termination or withdrawal of a tender offer), except as otherwise provided in this Item 7.

All questions as to the validity, form and eligibility (including time of receipt) of notices of withdrawal of Notes and revocation of Consents will be determined by the Company, in the Company’s sole discretion (whose determination shall be final and binding). None of the Company, the Depositary, the Dealer Managers and Solicitation Agents, the Information Agent, the Trustee or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation of Consents, or incur any liability for failure to give any such notification.

8. Conditions to the Offer and Solicitation

Notwithstanding any other provisions of the Offer and the Solicitation and in addition to (and not in limitation of) the Company’s rights to extend and/or amend the Offer and the Solicitation, the Company shall not be required to accept for payment, purchase or pay for, and may delay the acceptance for payment of, or payment for, any tendered Notes, in each case subject to Rule 14e-1(c) under the Exchange Act, and may terminate the Offer and Solicitation with respect to the Notes, if any of the Merger Condition, the Financing Condition, the Supplemental Indenture Condition, or the General Conditions with respect to the Notes shall not have been satisfied or waived by the Company. The Company’s obligation to make Consent Payments to each Holder who has validly consented to (and not revoked such Consents to) the Proposed Amendments on or prior to the Consent Date is conditioned upon its acceptance of all Notes validly tendered (and not withdrawn) by such Holder pursuant to the Offer.

The “Merger Condition” shall mean all conditions precedent to the consummation of the Merger shall have been satisfied or waived and the Merger shall be expected to be consummated immediately following the completion of the Offer and Solicitation.

The “Financing Condition” shall mean that prior to the date designated for payment of the Tender Offer Consideration and, where applicable, the Consent Payment (the “Settlement Date”), (i) the Combined Company’s concurrent placement (the “Placement”) of approximately $325,000,000 of senior subordinated debt, shall have closed and the Combined Company shall have received the net proceeds therefrom, and (ii) all terms and conditions relating to the Placement, including those set forth under the terms of the offering circular and purchase agreement governing the Placement, shall have been satisfied or waived in accordance therewith.

The “Supplemental Indenture Condition” shall mean receipt of the Requisite Consents with respect to the Proposed Amendments for the Notes and the execution of the Supplemental Indenture.

The “General Conditions” shall mean the following:

(i) there shall not have been instituted, threatened or be pending any action or proceeding (and there shall not have been any material adverse development in any action or proceeding currently instituted, threatened or pending) before, and an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall not have been proposed, enacted, entered, issued, promulgated, enforced or deemed applicable by, any court, governmental, regulatory or administrative agency or instrumentality, or by any person, in connection with the Offer or the Solicitation that, in the reasonable judgment of the Company, either (a) is, or is reasonably likely to be, materially adverse to the business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects of the Company and its subsidiaries, taken as a whole, or (b) would or might prohibit, prevent, restrict or delay consummation of the Offer or the Solicitation;

(ii) the Trustee shall not have objected in any respect to, or taken action that could, in the reasonable judgment of the Company, adversely affect, the consummation of the Offer or the Solicitation or shall have taken any action that challenges the validity of effectiveness of the procedures used by the Company in the making of the Offer and the Solicitation or the acceptance of, or payment for, the Notes and the Consents; or

(iii) there shall not have occurred (a) any general suspension of, or limitation on prices for, trading in securities in the U.S. securities or financial markets, (b) any significant adverse change in the price of the

Notes in the United States, (c) a material impairment in the trading market for debt securities, (d) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (e) any limitation (whether or not mandatory) by any government or governmental, administrative or regulatory authority or agency, domestic or foreign. or other event that, in the reasonable judgment of the Company, might affect the extension of credit by banks or other lending institutions, (f) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States or (g) in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof.

The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company, in its sole discretion, regardless of the circumstances giving rise to any such condition (including any action or inaction by the Company) and may be waived by the Company as to the Offer and the Solicitation, in whole or in part, at any time and from time to time, in the sole discretion of the Company, whether any other condition of such Offer and Solicitation is also waived. The failure by the Company at any time to exercise any of the foregoing rights will not be deemed a waiver of any other right and each right will be deemed an ongoing right which may be asserted at any time and from time to time.

Notwithstanding any other provisions of the Offer and the Solicitation, the Company has the right, in its sole discretion, to terminate the Offer or the Solicitation, at any time. In such event, the Company will provide notice by public announcement.

9. Certain U.S. Federal Income Tax Consequences

The following is a summary of certain material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (respectively, as defined below) of (i) tendering Notes pursuant to the Offer and (ii) the retention of Notes and the adoption of the Proposed Amendments. This discussion is a general summary only and does not address all of the tax consequences that may be relevant to specific beneficial owners of the Notes in light of their particular circumstances. This discussion deals only with U.S. federal income tax consequences to Holders who are beneficial owners of Notes who hold such Notes as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”), and does not deal with the consequences to special classes of Holders, such as banks, financial institutions or “financial services entities,” insurance companies, tax-exempt entities, regulated investment companies, real estate investment trusts, retirement plans, dealers in securities or currencies, brokers, controlled foreign corporations, passive foreign investment companies, traders that mark-to-market their securities, expatriates and former long-term residents of the United States, partnerships, other pass-through entities, investors in partnerships or other pass-through entities that hold the Notes, persons who hold their Notes as part of a straddle, hedge, conversion transaction or other integrated investment, U.S. Holders whose functional currency is not the U.S. dollar and persons subject to the alternative minimum tax. This discussion does not address any state or local or non-U.S. tax consequences or non-income tax consequences (such as U.S. estate, local, foreign or gift tax consequences). This discussion is based upon the provisions of the Code, Treasury regulations promulgated thereunder (the “Treasury Regulations”) and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. There can be no assurance that the Internal Revenue Service (“IRS”) will not challenge the analysis or conclusions reached in this section, and no ruling from the IRS has been or will be sought on the transaction described herein or on any of the issues discussed below. In addition, this discussion relies upon the description provided to the Company by DTC of its depositary procedures and the procedure of its participants and indirect participants in maintaining a book-entry system reflecting beneficial ownership of Notes.

TO COMPLY WITH INTERNAL REVENUE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT (I) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS STATEMENT IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE

CODE; (II) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE SOLICITATION OF CONSENTS AND TENDERS BY THE COMPANY OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (III) HOLDERS SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

For purposes of the following discussion, a “U.S. Holder” is a beneficial owner of a Note, that is, for U.S. federal income tax purposes: (i) an individual who is a citizen or resident, including an alien resident who is a lawful permanent resident of the United States or meets the “substantial presence” test under Section 7701(b) of the Code, (ii) a corporation or other entity taxable as a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income tax regardless of its source, (iv) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust, and (b) one or more U.S. persons have the authority to control all substantial decisions of the trust, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date. The term “Non-U.S. Holder” means a beneficial owner of a Note that is not a U.S. Holder.

This summary is of a general nature only and is not intended to be legal or tax advice to either U.S. Holders on Non-U.S. Holders. Beneficial owners of Notes are, therefore, urged to consult their own tax advisors as to the particular tax consequences applicable to them of tendering the Notes pursuant to the Offer or retaining the Notes, including the applicability of U.S. federal, state or local tax laws or non-U.S. or non-income tax laws, any changes in applicable tax laws and any pending or proposed legislation or regulations.

Tendering U.S. Holders

Tenders of Notes Pursuant to the Offer. In general, a U.S. Holder who receives cash in exchange for Notes pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (i) the amount of cash received in exchange for such Notes (subject to the discussion below regarding the Consent Payment being treated as separate consideration under the caption “Tendering U.S. Holders—Consent Payment”), excluding cash attributable to accrued interest, which accrued interest will be taxable ordinary income to the extent not previously reported as income, and (ii) such U.S. Holder’s adjusted tax basis in such Notes at the time of the disposition.

Generally, a U.S. Holder’s adjusted tax basis for a Note will be equal to the cost of the Note to such U.S. Holder. If applicable, a U.S. Holder’s tax basis in a Note also will be (i) increased by any market discount previously included in income by such U.S. Holder pursuant to an election to include income currently as it accrues, and (ii) reduced by any cash payments received on the Note other than payments of “qualified stated interest,” and by any amortizable bond premium which the U.S. Holder has previously deducted.

Subject to the market discount rules described below and the Consent Payment being treated as separate consideration, any gain or loss so recognized generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder has held the Notes for more than one year at the time of disposition. A reduced tax rate on long-term capital gain may apply to individual and other non-corporate U.S. Holders. The deductibility of capital losses is subject to limitations.

Market Discount. A U.S. Holder that purchased a Note at a “market discount” generally will be required to treat gain on the exchange of such Note as ordinary income to the extent of the market discount accrued to the date of the disposition, less any accrued market discount income previously included in the U.S. Holder’s income pursuant to an election. Subject to a statutory de minimis exception, market discount is the excess of the “adjusted issue price” of such Note over the U.S. Holder’s tax basis in such Note immediately after its acquisition by such U.S. Holder.

Consent Payment. The federal income tax treatment of the receipt of a Consent Payment by a U.S. Holder whose Notes are purchased pursuant to the Offer is subject to uncertainty because there are no authorities that directly address the treatment of such payment. The Consent Payment may be treated as a separate fee that would be subject to tax as ordinary income. Alternatively, the Consent Payment may be treated as additional consideration for the Notes, in which case the Consent Payment would be treated as part of the amount paid to such U.S. Holder in respect of its tendered Notes, as provided in the discussion under the caption “Tendering U.S. Holders-Tenders of Notes Pursuant to the Offer.” U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of their receipt of a Consent Payment.

Backup Withholding and Information Reporting. In general, backup withholding and information reporting will apply to all payments, including a Consent Payment, made to a U.S. Holder pursuant to the Offer. Federal income tax laws require that a U.S. Holder whose tendered Notes are accepted for purchase provide the withholding agent with such U.S. Holder’s correct taxpayer identification number (“TIN”), which, in the case of a U.S. Holder who is an individual, is generally his or her social security number, and certain other information and certifications, or otherwise establish a basis for exemption from backup withholding. Exempt U.S. Holders (including, among others, all corporations) are not subject to these backup withholding and information reporting requirements. A U.S. Holder who does not provide the withholding agent with its correct TIN may be subject to penalties imposed by the IRS. If the withholding agent is not provided with the correct TIN or the required certifications and information, or an adequate basis for exemption, the U.S. Holder may be subject to a backup withholding tax imposed on the proceeds from the Offer at a current rate of 28%. If withholding results in an overpayment of taxes, the U.S. Holder generally may obtain a refund or credit if the required information is timely provided to the IRS.

Tendering Non-U.S. Holders

Tenders of Notes Pursuant to the Offer. Except with regard to the Consent Payment, subject to the discussion below with respect to accrued interest, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain realized upon the receipt of cash in exchange for Notes pursuant to the Offer, unless (i) the Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are satisfied or (ii) such gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and if an income tax treaty applies, such gain is attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States). If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which such Non-U.S. Holder’s capital gains allocable to U.S. sources exceed capital losses allocable to U.S. sources during the taxable year of disposition of the Notes. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as a U.S. Holder, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

Accrued Interest. Assuming that the portfolio interest exemption from U.S. federal income tax applies, payments to a Non-U.S. Holder that are attributable to accrued interest generally will not be subject to U.S. federal income or withholding tax, provided that the withholding agent has received or receives, prior to payment, appropriate documentation (generally IRS Form W-8BEN or successor form) establishing that the Non-U.S. Holder is not a U.S. person, unless:

(i) the Non-U.S. Holder actually or constructively owns 10% or more of the total combined voting power of all classes of stock of the Company that are entitled to vote,

(ii) the Non-U.S. Holder is a “controlled foreign corporation” that is a “related person” with respect to the Company (each, within the meaning of the Code),

(iii) the Non-U.S. Holder is a bank within the meaning of Section 881(c)(3)(A) of the Code and is receiving interest on a loan entered into in the ordinary course of business, or

(iv) such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and if an income tax treaty applies, such payments are attributable to a permanent establishment maintained by such Non-U.S. Holder in the United States) in which case, provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI (or successor form) to the withholding agent, the Non-U.S. Holder generally will not be subject to withholding tax, but will be subject to U.S. federal income tax in the same manner as a U.S. Holder, unless otherwise provided in an applicable income tax treaty, and a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes may also be subject to a branch profits tax with respect to such payment at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

A Non-U.S. Holder that does not qualify for exemption from withholding tax under this paragraph generally will be subject to withholding of U.S. federal income tax at a 30% rate (or at a reduced rate under an applicable income tax treaty) on payments that are attributable to accrued interest, unless otherwise exempt under an applicable income tax treaty. For purposes of providing a properly executed IRS Form W-8ECI or IRS Form W-8BEN (or, in each case, a successor form), special procedures are provided under applicable Treasury Regulations for payments through qualified foreign intermediaries or certain financial institutions that hold customers’ securities in the ordinary course of their trade or business.

Treaty Benefits. To claim the benefits of a treaty, a Non-U.S. Holder must provide a properly executed IRS Form W-8BEN (or successor form) prior to the payment.

Consent Payment. It is unclear whether the Consent Payments will be treated as (i) additional consideration received in exchange for the Notes, in which case such payments will be taken into account in determining the amount of any gain on the exchange, and generally will not be subject to U.S. federal income tax, as discussed above under the caption “Tendering Non-U.S. Holders-Tenders of Notes Pursuant to the Offer” or (ii) a separate fee for consenting to the Proposed Amendments, in which case such payments will be treated as ordinary income that may be subject to U.S. federal income tax or withholding tax (unless certain conditions for exemption from such taxes are met). Because it is unclear how the Consent Payments will be characterized, the Company intends to withhold U.S. federal income tax from the Consent Payments paid to a Non-U.S. Holder at a rate of 30% unless (1) the beneficial owner of the Notes provides the Company or its paying agent, as the case may be, with a properly executed IRS Form W-8ECI stating that the receipt of the Consent Payment is effectively connected with such Non-U.S. Holder’s conduct of trade or business in the United States, or (2) a tax treaty between the United States and the country of residence of the Non-U.S. Holder eliminates or reduces the withholding on other income and such Non-U.S. Holder provides a properly executed IRS Form W-8BEN. Alternative documentation may be applicable in certain situations. Non-U.S. Holders may be eligible for a refund of any amounts withheld. Non-U.S. Holders are urged to consult their own tax advisors regarding the U.S. federal income tax treatment of their receipt of a Consent Payment.

Backup Withholding and Information Reporting. Subject to the discussion below, in general, information reporting and backup withholding will not apply to payments, including the Consent Payments (if treated as additional consideration received in exchange for the Notes), made to a Non-U.S. Holder pursuant to the Offer if, among other conditions, such Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, provided that neither the Company nor its withholding agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. A Non-U.S. Holder generally may establish such an exemption by providing a properly executed IRS Form W-8BEN or W-8ECI (or successor form) to the withholding agent.

Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder’s U.S. federal income tax liability if the Non-U.S. Holder timely follows the required procedures.

In addition to the foregoing, the amount of interest paid on or with respect to the Notes held by each Non-U.S. Holder during each calendar year and the amount of tax, if any, withheld from such payments must be reported to such Non-U.S. Holder and the IRS. Copies of the information returns reporting such amounts and withholding also may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provision of an applicable income tax treaty or other agreement.

Non-Tendering Holders

Under the Treasury Regulations promulgated pursuant to Section 1001 of the Code, a “significant modification” of a debt instrument results in a deemed exchange of the debt instrument for a new debt instrument upon which gain or loss may be recognized even if no actual exchange of the debt instrument occurs. A “modification” that is not “significant” is not treated as such an exchange. A modification of a debt instrument will not be treated as a “significant modification” and, as a result, will not be treated as a deemed exchange unless, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the degree to which legal rights or obligations are altered is “economically significant.” The applicable Treasury Regulations provide that the addition, deletion or alteration of customary accounting or financial covenants relating to a debt instrument does not result in a significant modification of a debt instrument. Although the matter is not free from doubt, the Company intends to take the position that the adoption of the Proposed Amendments would not cause a significant modification of the Notes under the Treasury Regulations and therefore should not result in a deemed exchange of the Notes for U.S. federal income tax purposes. If such position is respected for federal income tax purposes, the Proposed Amendments, if adopted, should have no U.S. federal income tax consequences to non-tendering holders. Alternatively, if the adoption of the Proposed Amendments results in a deemed exchange of the Notes, the Company believes that the deemed exchange would constitute a tax-free recapitalization for U.S. federal income tax purposes, in which case a Holder would not recognize gain or loss and would have the same adjusted tax basis and holding period in the Notes after the adoption of the Proposed Amendments that such Holder had in the Notes immediately before such adoption. Holders are urged to consult their own tax advisors regarding the possibility that the adoption of the Proposed Amendments will constitute a taxable exchange and the possibility that the “new” Notes will be issued with original discount.

This summary is of a general nature only and is not intended to be, and should not be interpreted as, legal or tax advice to any particular Holder.

10. The Dealer Managers and Solicitation Agents, the Information Agent and the Depositary

Each of Credit Suisse First Boston LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. has been engaged to act as a Dealer Manager in connection with the Offer and Solicitation Agent in connection with the Solicitation. In such capacity, each Dealer Manager and Solicitation Agent may contact Holders regarding the Offer and the Solicitation and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Statement and related materials to beneficial owners of Notes.

The Company has agreed to indemnify the Dealer Managers and Solicitation Agents against certain liabilities, including certain liabilities under the federal securities laws.

At any given time, each Dealer Manager and Solicitation Agent may trade the Notes for their own account or for the accounts of customers and, accordingly, may hold a long or short position in the Notes. The Dealer Managers and Solicitation Agents or their affiliates have performed investment banking, commercial banking and advisory services for the Company, AMCE and their respective affiliates from time to time for which they have received customary fees and expenses. J.P. Morgan Securities Inc., one of the Dealer Managers and Solicitation Agents, is an affiliate of J.P. Morgan Partners, LLC, one of the principal stockholders in AMCE’s parent, and affiliates of both Credit Suisse First Boston LLC and Citigroup Global Markets Inc., two of the Dealer Managers and Solicitation Agents, are stockholders of AMCE’s parent. In addition, affiliates of Citigroup Global

Markets Inc. are lenders under AMCE’s existing credit facility and affiliates of Credit Suisse First Boston LLC and Citigroup Global Markets Inc. are lenders under Loews’ existing credit facility. Credit Suisse First Boston, an affiliate of Credit Suisse First Boston LLC, Citicorp North America, Inc., an affiliate of Citigroup Global Markets Inc. and JPMorgan Chase Bank, N.A. or affiliates thereof, who are affiliates of J.P. Morgan Securities Inc. and J.P. Morgan Partners, LLC, have provided commitments, subject to customary conditions, with respect to the new senior secured credit facility and a financing commitment, subject to customary conditions, to fund the change of control purchase price for the Notes in the event that this Offer is unsuccessful, for which they will be paid customary fees.

Any Holder that has questions concerning the terms of the Offer or the Solicitation may contact any Dealer Manager and Solicitation Agent at its address and telephone numbers set forth on the back cover of this Statement.

D.F. King & Co., Inc. has been appointed as Information Agent for the Offer and the Solicitation. Questions and requests for assistance or additional copies of this Statement may be directed to the Information Agent at the address and telephone numbers set forth on the back cover of this Statement. U.S. Bank National Association has been appointed as Depositary for the Offer and the Solicitation. All correspondence in connection with the Offer and Solicitation should be sent or delivered by each Holder or a beneficial owner’s broker, dealer, commercial bank, trust company or other nominee to the Depositary at the address and telephone number set forth on the back cover of this Statement. Holders may also contact the Dealer Managers and Solicitation Agents at the addresses and telephone numbers set forth on the back cover of this Statement or their broker, dealer, commercial bank or trust company for assistance concerning the Offer and the Solicitation.

11. Fees and Expenses

The Company will pay the Information Agent and the Depositary reasonable fees for their respective services and will reimburse each Dealer Manager and Solicitation Agent, the Information Agent and the Depositary for their respective reasonable out-of-pocket expenses in connection therewith. The Company will pay brokerage firms and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Statement and related materials to the beneficial owners of the Notes.

12. Source and Amount of Funds

If all Holders tender by the Consent Date, the total amount of funds required by the Company to pay the Tender Offer Consideration and the Consent Payments on the Payment Date, including interest and other costs and expenses related to the Offer and the Solicitation, is estimated to be approximately $332.8 million. The Company expects to fund this amount with the proceeds from a concurrent private placement by the Combined Company of senior subordinated debt. The Offer and Solicitation does not constitute an offer of that senior subordinated debt. We cannot assure you that all of the required funds will be available or received by the Combined Company upon satisfactory terms.

13. Miscellaneous

The Offer and the Solicitation are being made to all Holders of the Notes. The Company is not aware of any jurisdiction in which the making of the Offer or the Solicitation is not in compliance with applicable law. If the Company becomes aware of any jurisdiction in which the making of the Offer or the Solicitation would not be in compliance with applicable law, the Company will make a good faith effort to comply with any such law. If, after such good faith effort, the Company cannot comply with any such law, the Offer or the Solicitation will not be made to (nor will tenders of Notes and Consents be accepted from or on behalf of) the owners of Notes residing in such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of the Company not contained in this Statement and, if given or made, such information or representation must not be relied upon as having been authorized.

In order to tender, a Holder should follow the procedures of DTC’s Automated Tender Offer Program.

The Depositary for the Offer and the Solicitation is:

U.S. Bank National Association

By Mail, Overnight Courier or in person (by hand only):

60 Livingston Avenue

St. Paul, Minnesota 55107

Attention: Specialized Finance

By Facsimile:

(for Eligible Institutions only)

(651) 495-8158

Confirm by Telephone;

1-800-934-6802

Any questions or requests for assistance or additional copies of this Statement may be directed to the Information Agent at the telephone numbers and address listed below. A Holder may also contact any Dealer Manager and Solicitation Agent at its telephone numbers and address listed below or such Holder’s broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer and the Solicitation.

The Information Agent for the Offer and the Solicitation is:

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

(212) 269-5550 (Call Collect)

or

Call Toll Free (888) 628-1041

The Dealer Managers for the Offer and the Solicitation Agents for the Solicitation are:

Credit Suisse First Boston LLC	Citigroup Global Markets Inc.	J.P. Morgan Securities Inc.
Eleven Madison Avenue New York, New York 10010 U.S. Toll Free: (800) 820-1653 Call Collect: +1 (212) 325-7596 Attention: Liability Management Group	390 Greenwich Street, 4th Floor New York, New York 10013 U.S. Toll Free: (800) 558-3745 Call Collect: (212) 723-6106 Attention: Liability Management Group	270 Park Avenue, 8th Floor New York, New York 10017 U.S. Toll Free: (866) 834-4666 Call Collect: (212) 834-3424 Attention: Liability Management Group